UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                                                                                         Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to d240.14a-12

CyberOptics Corporation

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2022

To the Shareholders of CYBEROPTICS CORPORATION:

The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Thursday, May 12, 2022, at 3:00 p.m. (Central Time). This year’s Annual Meeting of Shareholders will be a completely virtual meeting due to the Covid-19 pandemic. Our virtual shareholder meeting format uses technology designed to increase shareholder access, save the company and our shareholders time and money, and provide our shareholders with the opportunity to participate in the meeting similar to the manner in which they could participate at an in-person meeting. In addition to online attendance, we will provide shareholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. To register for the virtual meeting, visit https://register.proxypush.com/cybe on your smartphone, tablet or computer. As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of the enclosed proxy card. After registering, you will receive an e-mail confirmation and a second e-mail approximately one hour prior to the start of the meeting with a unique link to the virtual meeting. We recommend that you log in 15 minutes before the meeting to ensure you are logged in when the meeting starts. The Annual Meeting of Shareholders will be held for the following purposes:

1.	To set the size of the board of directors at five directors and elect five directors to serve until the annual meeting in 2023;

2.	To approve amendments to the CyberOptics Corporation 1998 Stock Incentive Plan, as amended;

3.	To approve, on a nonbinding advisory basis, the compensation to our executive officers as described in the Proxy Statement;

4.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K Report”). We are mailing this Proxy Statement, the proxy card and the 2021 Form 10-K Report on or about April 4, 2022. Only holders of record of Common Stock at the close of business on March 25, 2022, will be entitled to receive notice of and to vote at the meeting.

We hope you will join us via the Internet and vote at the Annual Meeting of Shareholders. Regardless of whether you plan on joining the meeting, we encourage you to vote by Internet or by telephone or by returning your proxy card by mail, as described in further detail in the proxy card. If you later desire to revoke your proxy vote, you may do so at any time before the proxy is exercised.

If you do not vote by Internet, telephone, returning a proxy card or voting your shares online during the meeting, you will lose your right to vote on matters that are important to you as a shareholder.

Accordingly, please vote your shares by one of the methods identified above. Instructions on how to vote while participating in the meeting live via the Internet are posted at https://register.proxypush.com/cybe.

By Order of the Board of Directors

Jeffrey A. Bertelsen Secretary

Minneapolis, Minnesota
April 4, 2022

Important Notice
regarding the availability of proxy materials for the shareholder meeting to be held on May 12, 2022.
Our Proxy Statement, the form of our proxy card, and
Annual Report on Form 10-K can be viewed online at
http://www.idelivercommunications.com/proxy/cybe/

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT
Annual Meeting of Shareholders to be held
on May 12, 2022

We have prepared this Proxy Statement on behalf of our Board of Directors for use in soliciting proxies for the Annual Meeting of Shareholders of CyberOptics Corporation (“CyberOptics,” the “Company” or “we”) to be held Thursday, May 12, 2022 at 3:00 p.m. (Central Time) (the “2022 Annual Meeting”). The 2022 Annual Meeting will be a completely virtual meeting of shareholders. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitor or any other firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services. Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K Report”). We are mailing this Proxy Statement, the proxy card and the 2021 Form 10-K Report on or about April 4, 2022.

The only matters that our Board of Directors knows will be presented at the 2022 Annual Meeting are (i) to set the size of the board of directors at five directors and the election of five directors to serve until the annual meeting in 2023, (ii) approval of amendments to our 1998 Stock Incentive Plan, as amended, (iii) the approval, on a nonbinding advisory basis, of the compensation of our executive officers as described in this Proxy Statement, and (iv) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of each director who has been nominated, in favor of approval of the proposed amendments to our 1998 Stock Incentive Plan, as amended, in favor of the executive compensation as described in this Proxy Statement, and in favor of the ratification of BDO USA, LLP as our independent registered public accounting firm. If you vote by proxy and any other matter properly comes before the meeting, the proxies named to vote your shares will have authority to vote your shares on the additional matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

If you are a shareholder of record, you may give a proxy to be voted at the 2022 Annual Meeting either:

●	by Internet or telephone, by following the instructions provided in the proxy card; or

●	if you received printed proxy materials, you may also vote by mail, Internet or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may have your broker, bank, trustee or nominee vote your shares in accordance with your instructions. In order to have your broker, bank, trustee or nominee vote your shares, you will need to complete a voting instruction card obtained from the broker, bank, trustee or nominee.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

If you are a shareholder of record, you may attend the 2022 Annual Meeting and vote your shares electronically during the virtual meeting by visiting https://register.proxypush.com/cybe. You will need the control number, which is located in the upper right-hand corner on the reverse side of the enclosed proxy card. We recommend that you log in 15 minutes before the meeting to ensure that you are logged in when the meeting starts. However, even if you currently plan to attend the virtual annual meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the virtual meeting.

If you hold your shares of Common Stock in street name, you may vote your shares electronically during the virtual meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote your shares during the 2022 Annual Meeting.

If you submit a proxy but do not direct the manner in which you choose to vote, your shares will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the amendments to our 1998 Stock Incentive Plan, as amended, for approval of the executive compensation as described in this Proxy Statement and for ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. If you “withhold vote for” one or more directors or “abstain from” the vote on the amendments to our 1998 Stock Incentive Plan, as amended, the vote for approval of the compensation paid to our executive officers or the vote for the ratification of our independent registered public accounting firm, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the 2022 Annual Meeting and as unvoted, although present and entitled to vote, for purposes of the item for which you have withheld your vote for or abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the 2022 Annual Meeting, but will not be considered as present and entitled to vote on the matter for which the broker lacks discretionary authority.

You may change your vote and revoke your proxy at any time before it is voted at the virtual meeting in any of the following ways:

●	by sending a written notice of revocation to our Secretary;

●	by submitting another properly signed proxy card by mail at a later date to our Secretary;

●	by submitting another proxy by telephone or via the Internet at a later date; or

●	by voting electronically at the virtual annual meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

You must be a holder of record of our Common Stock at the close of business on March 25, 2022, to receive notice of and to vote at the 2022 Annual Meeting. On March 25, 2022, we had 7,402,683 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the 2022 Annual Meeting.

MEETING ATTENDANCE INFORMATION

If you would like to attend the 2022 Annual Meeting on the Internet, you will need to follow the procedures below:

●	To register for the virtual meeting, visit https://register.proxypush.com/cybe on your smartphone, tablet or computer.

●	You will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of the enclosed proxy card.

●	After registering, you will receive an e-mail confirmation and a second e-mail approximately one hour prior to the start of the meeting with a unique link to the virtual meeting.

●	You can access the virtual meeting by clicking on the unique link provided to you via email prior to the start of the meeting. An information screen will be displayed that will allow you to vote, view information on the Company, ask questions and watch the webcast.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has nominated the following five persons to stand for election at the 2022 Annual Meeting: Craig D. Gates; Dr. Subodh Kulkarni; Dr. Vivek Mohindra; Cheryl Beranek and Dr. Cordell Hardy. Each nominee is currently a director of the Company, and has served as a director for the periods indicated below. On December 28, 2021, Michael M. Selzer Jr., one of our current directors, informed our Board of Directors of his decision not to stand for re-election as a director at the 2022 Annual Meeting. Mr. Selzer will therefore retire from the Board of Directors effective upon the expiration of his current term at the 2022 Annual Meeting. Mr. Selzer’s decision to retire is not due to any disagreement with us on any matter related to our operations, policies or practices. Mr. Selzer has served on the Board of Directors since 1999. The following information is furnished with respect to each nominee for election to our Board of Directors:

Craig D. Gates, age 63, has been a director of CyberOptics since February 2012 and Chairman of the Board since February 2021. Since April 2009, Mr. Gates has been President and Chief Executive Officer of Key Tronic Corporation, a publicly held electronic manufacturing services company (“Key Tronic”). He was elected as a director of Key Tronic in July 2009. Mr. Gates has held other positions with Key Tronic, including the following: Executive Vice President of Marketing, Engineering and Sales; Vice President and General Manager of New Business Development; and Vice President of Engineering. Prior to being employed by Key Tronic, Mr. Gates held various engineering and management positions with the Microswitch Division of Honeywell Inc., where he last served as Director of Operations, Electronics. Mr. Gates has a B.S. in Mechanical Engineering and a M.B.A. from the University of Illinois, Urbana. Mr. Gates brings to our Board considerable experience as the chief executive officer of a growing public company in the electronics market served by the Company, as well as valuable technical and management experience in engineering and development.

Dr. Subodh Kulkarni, age 57, has been a director of CyberOptics since 2009, has been our President and Chief Executive Officer since February 2014, was our Executive Chairman from September 2013 to February 2014 and was our lead director from December 2012 until his election as Executive Chairman. From January 2013 to February 2014, Dr. Kulkarni served as Chief Executive Officer of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in the semiconductor industry (“Prism”). Prior to being employed by Prism, he held various positions with Imation Corporation (“Imation”), including Chief Technology Officer and Senior Vice President, OEM/Emerging Business and Vice President, Global Commercial Business, R&D and Manufacturing. Prior to his employment with Imation, Dr. Kulkarni held various research management positions with 3M Corporation and IBM. Dr. Kulkarni serves on the Board of Directors of Key Tronic. Dr. Kulkarni received his B.S. in Chemical Engineering from IIT—Bombay, India (where he was first in his class), and went on to obtain a Master’s Degree and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology, where he did his thesis work on disilane surface decomposition, which is used in the manufacture of semiconductors. He has won a number of awards for commercializing technologies he and others have developed in the electronics industry. Dr. Kulkarni brings to our Board significant expertise in management of technology-focused entities, in commercialization of technologies in the electronics, computer and semiconductor industries, and in the markets for our products.

Dr. Vivek Mohindra, age 53, has been a director of CyberOptics since May 2018. Since May 2020, Dr. Mohindra has held the position of Senior Vice President, Client Solutions Group, at Dell Technologies. From April 2013 to May 2020, Dr. Mohindra served as a General Partner of New Science Ventures, LLC, a venture capital firm investing in technology companies (“NSV”). He joined NSV from TPG Capital where he was an Operating Group Partner working with portfolio companies on strategy, growth and operational issues, and with deal teams on due diligence. Prior to becoming a partner at TPG Capital, Dr. Mohindra served as Senior Vice President of Strategy and Business Transformation for Freescale Semiconductor and held several senior executive roles in Dell Inc.’s Product Group and Marketing Division and as Vice President and General Manager of Dell’s North America Small and Medium Business Group. Dr. Mohindra joined Dell from McKinsey & Company where he was a Partner and co–leader of McKinsey’s global Semiconductor practice, as well as its Asian High Tech and Telecoms practices. Dr. Mohindra serves on the Advisory Council for the Department of Electrical and Computer Engineering at the Carnegie Mellon University. Dr. Mohindra received an M.B.A. and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology, as well as a bachelor’s degree in Chemical Engineering from the Indian Institute of Technology, Roorkee. Dr. Mohindra brings to the Board significant expertise and broad experience working with a wide variety of technology companies, with a main focus on growth, portfolio strategy and operational improvements.

Cheryl Beranek, age 59, has served as a director of CyberOptics since May 2020. Since June 2007, Ms. Beranek has been President, Chief Executive Officer and a director of Clearfield, Inc., a publicly held company that designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks (“Clearfield”). Ms. Beranek holds a Bachelor of Science degree from Southwest Minnesota State University and a Master of Science degree from North Dakota State University. Ms. Beranek brings to our Board considerable experience and a keen understanding of the electronics business as the chief executive officer of a growing public company in the field of fiber optic technology.

Dr. Cordell Hardy, age 45, has served as a director of CyberOptics since January 2022. Dr. Hardy has been employed by 3M Company since 2003, most recently as Senior Vice President, Corporate R&D Operations. 3M Company is a large publicly traded industrial that develops, manufactures, and markets various products on a worldwide basis through four business segments: Safety and Industrial, Transportation and Electronics, Health Care, and Consumer. Dr. Hardy also serves as Treasurer and on the Board of Directors of Minnesota Community Care, a federally-qualified health clinic operator. Dr. Hardy received a PhD in Chemical Engineering from the University of Minnesota, as well as a Bachelor’s of Science degree in Chemical Engineering from Florida A&M University. Dr. Hardy brings CyberOptics a deep resume and expertise in research and innovation, commercialization of new technologies and portfolio strategy.

All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. The proxies intend to vote in favor of the nominees named above as directors, unless you direct them otherwise in the proxy card. If a nominee for director becomes unavailable for any reason, the proxies named in the proxy card may be voted for another candidate in accordance with the best judgment of the proxies. We have no reason to believe that any candidate will be unavailable for election as a director.

Directors are elected by a plurality of votes cast. The five nominees receiving the highest number of votes will be elected. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted in favor of the five nominees. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board and Board Leadership

Composition and Independence. Under the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our officers are responsible for day to day management of operations. Our Board currently consists of six members, five of whom are standing for re-election at the annual meeting.

We require that a majority of the members of our Board of Directors be “independent” within the meaning of the Nasdaq listing standards. Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Gates, Mr. Selzer, Dr. Mohindra, Ms. Beranek and Dr. Hardy, who constitute a majority of our current Board, is independent within the meaning of the standards applicable to members of an audit committee contained in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. In considering the independence of our directors, our Board inquired and was advised that, to the knowledge of these directors, neither they nor any member of their immediate family had engaged in any transaction with us that was material except in their capacities as directors.

The following business relationships between CyberOptics and our directors and their affiliates were considered by the Board when assessing the independence of our non-employee directors:

The Board has determined that the relationship between CyberOptics and Key Tronic, a company for which Mr. Gates serves as President and Chief Executive Officer, and for which each of Mr. Gates and Dr. Kulkarni serve as a director, has not impaired Mr. Gates’s independence because the transactions between the Company and Key Tronic in 2021 only resulted in approximately $387,000 of product purchases by Key Tronic from CyberOptics. As noted above, Dr. Kulkarni serves as a director of Key Tronic. However, he does not serve on the compensation committee of the Key Tronic board of directors. In addition, the relationship between CyberOptics and Key Tronic has no unique characteristics that would interfere with Mr. Gates’s exercise of independent judgment in carrying out his responsibilities as a director of the Company. As a result, our Board of Directors has determined that Dr. Kulkarni’s service on the board of directors of Key Tronic does not affect Mr. Gates’s status as an independent director of the Company.

The Board has determined that the relationship between CyberOptics and Clearfield, a company for which Ms. Beranek serves as President and Chief Executive Officer, has not impaired Ms. Beranek’s independence because the transactions between the Company and Clearfield in 2021 only resulted in approximately $32,000 of product purchases by CyberOptics from Clearfield. In addition, the relationship between CyberOptics and Clearfield has no unique characteristics that would interfere with Ms. Beranek’s exercise of independent judgment in carrying out her responsibilities as a director of the Company.

The Board has determined that the relationship between CyberOptics and Dell Technologies, a company for which Dr. Mohindra serves as Senior Vice President, Client Solutions Group, has not impaired Dr. Mohindra’s independence because the transactions between the Company and Dell Technologies in 2021 only resulted in approximately $29,000 of product purchases by CyberOptics from Dell Technologies. In addition, the relationship between CyberOptics and Dell Technologies has no unique characteristics that would interfere with Dr. Mohindra’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

The Board has determined that the relationship between CyberOptics and 3M Company, a company for which Dr. Hardy serves as Senior Vice President, Corporate R&D Operations, has not impaired Dr. Hardy’s independence because the transactions between the Company and 3M Company in 2021 only resulted in approximately $27,000 of product and service purchases by 3M Company from CyberOptics. In addition, the relationship between CyberOptics and the 3M Company has no unique characteristics that would interfere with Dr. Hardy’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Meetings and Attendance. Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal, and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2021, the Board had four meetings. Each director attended all of the meetings of the Board and each director was present at all meetings of the committees on which the director served.

We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our incumbent directors except for Mr. Gates attended the annual meeting of shareholders held on May 13, 2021.

Our Chairman. Since September 2013, we have separated the roles of Chief Executive Officer and Chairman of the Board. Dr. Kulkarni served as Executive Chairman until he assumed the role of Chief Executive Officer at the end of January 2014, and Craig D. Gates, an independent Board member, currently serves as our Chairman of the Board.

Responsibility for Risk Management. Our Board considers the identification and management of risk a responsibility of the Board as a whole. Nevertheless, our Audit Committee has specifically undertaken to identify and direct management in the control of financial risk, and, in its role in reviewing the periodic reports we file with the Securities and Exchange Commission (the “SEC”), the Audit Committee focuses on articulating known risks and identifying them for the Board. The Audit Committee considers transactions that may involve a conflict of interest between the Company and the members of the Board, our management and employees and members of their immediate families. The Audit Committee also administers our Code of Business Conduct and Ethics.

Our Compensation Committee is responsible for ensuring that the executive compensation plans and stock benefit plans that it establishes and oversees do not encourage our officers and employees to undertake unnecessary risks. The Compensation Committee has concluded that our compensation policies are not likely to encourage risks that would have a material adverse effect on the Company. The Compensation Committee’s conclusion is based, in part, on the size and time-based vesting of awards under the 1998 Stock Incentive Plan, as amended and restated (the “Employee Plan”), as well as the multiple Company performance criteria required for pay-out of incentive compensation to our executives under our annual management cash incentive plan.

Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply with these changes. Each of our committees reports its recommendations on risk management to the Board as a whole.

Committees of Our Board

Our Board has the following three committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each of the committees has a written charter, and copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com. The Board intends to reformulate its committee assignments upon Mr. Selzer’s retirement from the Board following the annual meeting on May 12, 2022.

Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics. The Audit Committee generally requires any transaction between the Company and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported directly to the Audit Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and permits transactions only if they are fair and reasonable, in the best interests of the Company, and on terms no less favorable than could be obtained from an unaffiliated third party.

The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the Audit Committee proposals from our independent registered public accounting firm for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee currently consists of Mr. Gates (Chair), Ms. Beranek and Mr. Selzer. Each of Mr. Gates, Ms. Beranek and Mr. Selzer is an “independent director” within the meaning of Rule 10A-3(b)(1) under the Exchange Act and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Gates as an “audit committee financial expert” within the definition established by the SEC. The Audit Committee held seven meetings during 2021. All members of the Committee attended each of these meetings. The report of the Audit Committee is contained later in this Proxy Statement under the heading “Report of the Audit Committee of the Board of Directors.”

Compensation Committee. Our Compensation Committee currently consists of Ms. Beranek (Chair), Mr. Selzer and Dr. Mohindra. Our Compensation Committee determines the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based incentive plans, including the 1998 Stock Incentive Plan and the Company’s Employee Stock Purchase Plan (the “ESPP”), and makes recommendations to our Board regarding director compensation. Each of Ms. Beranek (Chair), Mr. Selzer and Dr. Mohindra is an independent director under Nasdaq listing standards, including the listing standards applicable to compensation committee independence. During 2021, the Compensation Committee held two meetings. All members of the Compensation Committee attended both meetings.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends a slate of nominees for election as directors at our annual meeting of shareholders, and monitors our corporate governance policies. The Nominating and Corporate Governance Committee currently consists of Mr. Selzer (Chair), Mr. Gates, Dr. Mohindra and Ms. Beranek. During 2021, the Nominating and Corporate Governance Committee held two meetings. All members of the Committee attended both meetings.

We require that each nominee for director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to the Company, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. Because of the business in which the Company operates, a background in marketing, sales, finance or technology is favored. The Nominating and Corporate Governance Committee has discretion as to the determination of which individuals will best fit these criteria. We believe that all of the nominees for election to the Board at the 2022 Annual Meeting possess these characteristics. Although the Nominating and Corporate Governance Committee considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies relating to the nomination of candidates for director. We believe our current Board members reflect our commitment to diversity.

When seeking additions to, or replacements for, Board positions, we first poll members of the Nominating and Corporate Governance Committee and the directors as a whole regarding the specific characteristics that they perceive are most desirable for an additional member of the Board, which normally includes characteristics that Board members believe may be partially absent among the current board. Although we could employ a search firm in the future, we have historically been able to locate suitable candidates through the recommendations of members of our Board and our professional advisors. After candidates are identified, the resume of each candidate is circulated among members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that it is advisable to proceed with a candidate, the candidate is interviewed by several members of the Nominating and Corporate Governance Committee and the Chairman of the Board. The impressions generated from these interviews are circulated to all members of the Nominating and Corporate Governance Committee and discussed at a meeting of the Nominating and Corporate Governance Committee. The prospective nominee must also pass a background check. If the Nominating and Corporate Governance Committee determines that the candidate should be nominated as a director, the Nominating and Governance Committee makes this recommendation to the Board of Directors. If the Board agrees with this recommendation, the candidate can either be appointed to the board or asked to stand for election as a director.

All of the nominees for election as directors at the 2022 Annual Meeting are currently directors. Although most candidates have been identified by officers, Board members or professional advisors, the Nominating and Corporate Governance Committee will consider suggestions from other stakeholders, including shareholders. A candidate recommended by a shareholder would be considered using the same process as a candidate identified by an officer, Board member or advisor. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for election to the Board of Directors should contact the Board with specific information about the proposed nominee, including an appropriate resume. The Nominating and Corporate Governance Committee will consider these recommendations, but has absolute discretion regarding whether to recommend any individual for nomination. We did not receive any recommendations from shareholders for persons to be nominated for election to the Board at the 2022 Annual Meeting.

Board Diversity Matrix

Board Diversity Matrix (As of February 28, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Ms. Beranek, Mr. Selzer and Dr. Mohindra. None of them has at any time been an officer or an employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with the Company during 2021 requiring disclosure under Item 404 of Regulation S-K as adopted by the SEC.

Under Nasdaq corporate governance rules, a director who is employed as an executive officer of another company for which any of the executive officers of a company listed on Nasdaq serve on such other company’s compensation committee is not independent. Although Dr. Kulkarni serves on the board of directors of Key Tronic, of which Mr. Gates is President, Chief Executive Officer and a director, Dr. Kulkarni is not a member of the compensation committee of Key Tronic. Therefore, as noted above, the Board of Directors has determined that Dr. Kulkarni’s service as a director of Key Tronic does not affect the independence of Mr. Gates as a director of the Company.

Shareholder Communications with the Board

Shareholders may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-employee directors or Chairman of the Board or specified individual directors to:

Secretary
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

Any such letters will be delivered to the Chairman of the Board, or to a specified director, if so directed.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial personnel. Shareholders may send communications regarding issues relating to accounting matters or our Code of Business Conduct and Ethics by mail to the attention of:

Stephen M. Quinlivan

Partner
STINSON LLP
50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Mr. Quinlivan will review all communications received regarding issues related to accounting matters or our Code of Business Conduct and Ethics and provide copies or summaries of those communications that are not frivolous or vexatious to the Chair of our Audit Committee for consideration. The procedures for dealing with communications relating to our Code of Conduct and Business Ethics may also be found on our website at www.cyberoptics.com.

Hedging

Our stock trading policy prohibits directors and the Company’s executive officers from (i) purchasing or selling of puts, calls, options or other derivative securities related to our common stock and hedging or monetization transactions, such as forward sale contracts, related to our common stock; (ii) engaging in short sales related to our common stock; and (iii) purchasing our common stock on margin or borrowing against any account in which our common stock is held.

Compensation of Independent Directors

None of Mr. Selzer, Ms. Beranek, Mr. Gates, Dr. Mohindra or Dr. Hardy receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2021, we paid our independent directors an annual retainer of $30,000, payable in four equal quarterly installments. Our Board Chair receives a supplemental annual retainer of $5,000, also payable in four equal quarterly installments. Mr. Selzer served as our Chairman of the Board until February 2021, after which Mr. Gates has served as our Chairman of the Board. For 2022, no changes are planned with respect to the cash compensation to be paid to our non-employee directors, including our Chairman of the Board. In addition, under our Non-Employee Director Stock Plan, each non-employee director of the Company is automatically granted 2,000 shares of our Common Stock on the date of each annual meeting of shareholders at which such director is elected to serve on the Board of Directors. These shares are restricted and generally vest in four equal quarterly installments during the year after the grant date as long as each such non-employee director remains a member of the Board of Directors on each vesting date.

During 2021, we provided the following compensation to directors who were not employees of the Company:

Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Michael M. Selzer, Jr.	$30,625	$55,920	$86,545
Craig D. Gates	$34,375	$55,920	$90,295
Dr. Vivek Mohindra	$30,000	$55,920	$85,920
Cheryl Beranek	$30,000	$55,920	$85,920
Dr. Cordell Hardy	—	—	—

(1)	Stock awards represent the expense for 2,000 shares of Common Stock granted to each director elected in 2021 based on the $27.96 closing price of our Common Stock on the date of our 2021 annual meeting. The shares subject to these stock awards are restricted and vest in four equal quarterly installments during the year after the grant date. At December 31, 2021, 1,000 shares granted to each of Mr. Selzer, Mr. Gates, Dr. Mohindra and Ms. Beranek remained unvested.

At December 31, 2021, Mr. Gates held options to purchase 4,000 shares of our Common Stock at an exercise price of $16.97 per share.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO 1998 STOCK INCENTIVE PLAN

As of March 11, 2022, our Board of Directors approved, upon recommendation of the Compensation Committee and subject to shareholder approval, amendments to our 1998 Stock Incentive Plan, as amended (the “Employee Plan”), that would (a) increase the number of shares of Common Stock reserved for issuance pursuant to awards granted under the Employee Plan by 300,000 shares (i.e., increase the authorized shares from 1,825,000 to 2,125,000), (b) extend the term of the Employee Plan from May 20, 2027 to May 12, 2032, and (c) make other changes to such plan so that its terms are consistent with current practices in structuring awards to achieve certain tax results and with certain current corporate governance practices.

The purpose of the Employee Plan is to aid the Company in attracting and retaining management personnel and other persons providing valuable services to the Company, to offer such personnel and other persons incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel and other persons an opportunity to acquire a proprietary interest in the Company.

At March 11, 2022, only 87,507 shares of Common Stock remained available under the Employee Plan for future grants of awards. During the past three years, we have granted new awards with respect to approximately 65,000 shares per year under the Employee Plan. Accordingly, the Company expects that the shares currently authorized for issuance under the Employee Plan will be depleted in 2023. Our Board of Directors and our Compensation Committee believe that stock options and restricted stock units are critical components of the compensation program provided to our management, technical and other personnel. If no additional shares of Common Stock are available for grants of awards under the Employee Plan, the Board of Directors and the Compensation Committee does not believe the Company would have the ability to attract and retain these personnel. Our Board of Directors is recommending the amendment to increase the number of authorized shares under the Employee Plan so that the Compensation Committee will have the ability to grant stock options and restricted stock unit awards at the current levels for the next several years, as well as the ability to accommodate any stock awards that might be required in connection with acquisitions.

In addition to the anticipated depletion of authorized shares under the Employee Plan, the plan will terminate on May 20, 2027. Accordingly, in order to allow the Compensation Committee to make awards under the Employee Plan after such date, our Board of Directors is recommending an amendment extending the term of the Employee Plan until May 12, 2032.

Finally, the Board of Directors is proposing general amendments to the Employee Plan to document the continuing intent that it be interpreted and administered in a manner consistent with the requirements of Section 409A of the Internal Revenue Code (the “Code”), which applies to nonqualified deferred compensation. If awards made under a stock incentive plan that are subject to Code Section 409A do not comply with Code Section 409A, the recipient of the award may be subject to early taxation and additional income tax and excise tax liability.

Summary of Employee Plan as Amended

The Employee Plan is administered by our Compensation Committee. The Compensation Committee has the authority to select the individuals to whom awards are granted; to determine the types of awards that are granted and the number of shares of Common Stock covered by the awards; to set the terms and conditions of the awards; to determine whether the payment of any amounts received under any award may be deferred; and to establish rules for the administration of the Employee Plan.

The Employee Plan permits the granting of a variety of different types of awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards, and dividend equivalents. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon grant or exercise the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, as the Compensation Committee shall determine. The exercise price per share under any stock option, and the grant price of other awards under the Employee Plan, may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option or other award. Fair market value under the Employee Plan is based on the closing price of the Company’s Common Stock on the Nasdaq Global Market on the date of grant.

Any employee, officer, or consultant of CyberOptics and its affiliates is eligible to receive an award under the Employee Plan. During the past five years, we have limited grants of options and restricted stock units primarily to management-level employees and executive officers. No participant may be granted any award or awards under the Employee Plan, the value of which awards are based solely on an increase in the value of shares of the Company’s Common Stock after the date of grant of such awards, of more than 150,000 shares in the aggregate in any calendar year.

No award granted under the Employee Plan may be assigned, transferred, pledged or otherwise encumbered by the person to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Compensation Committee may permit the designation of a beneficiary. Each option or stock appreciation right is exercisable, during such person’s lifetime, only by such person or, if permissible under applicable law, by such person’s guardian or legal representative.

Under the Employee Plan, we have generally permitted participants receiving or exercising awards to surrender shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant), or other property, to satisfy federal and state tax obligations.

Our Board of Directors may amend, alter or discontinue the Employee Plan at any time, provided that shareholder approval must be obtained for any such action that would (i) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become unavailable with respect to the Employee Plan; (ii) violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to CyberOptics; or (iii) cause CyberOptics to be unable, under the Code, to grant incentive stock options under the Employee Plan. Our Compensation Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Employee Plan to the extent the Compensation Committee concludes the correction is necessary to satisfy the intent of the Employee Plan and does not adversely impact outstanding awards. The Compensation Committee may waive any condition of, or rights of CyberOptics under any outstanding award, prospectively or retroactively, but may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award. The Employee Plan expires on May 12, 2032. Awards granted before the expiration date will remain outstanding for their term regardless of expiration of the Employee Plan.

Form of Awards Granted

Although the Employee Plan allows us to grant a variety of equity-based awards, all of the awards historically granted under the Employee Plan have been stock options or restricted stock units that generally vest based on the recipient’s continued service. In the future we may consider granting performance-based awards.

The Employee Plan allows us to grant both incentive stock options meeting the requirements of Section 422 of the Code, and non-qualified stock options that do not meet those requirements. Nevertheless, because of the tax and accounting consequences of incentive stock options, all of the options we have granted during the past five years have been nonqualified options. During this period, options have generally had a term of seven years and vested with respect to one-quarter of the shares subject to the option on the first, second, third and fourth anniversaries of the grant date. Vesting of the option accelerates if an employee is terminated without cause after a change in control.

The restricted stock units that we have granted under the Employee Plan represent the right to receive shares of Common Stock in the future if the holder of the restricted stock units remains employed through the date the units vest. The restricted stock units that we have granted generally vest in annual installments of one-quarter of the shares subject to the award on the first, second, third and fourth anniversaries of the grant date, and are settled upon vesting. As in the case of the options the Company has granted, the restricted stock units vest if an employee is dismissed without cause after a change in control.

Although it has no current plans to do so, our Compensation Committee may determine to grant options or restricted stock units in the future with different terms, including performance vesting or other vesting terms, and may determine to grant other forms of equity-based awards under the Employee Plan.

Federal Income Tax Consequences

The grant of an option with an exercise price at least equal to fair market value generally will not result in any taxable income to the recipient on the date of grant. The holder of an incentive stock option generally will have no taxable income upon exercising an incentive stock option (except that a liability may arise under the alternative minimum tax), and CyberOptics will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the option holder is required to recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and CyberOptics will be entitled at that time to a tax deduction in the same amount.

The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend upon how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option. Generally, there will be no tax consequence to CyberOptics in connection with disposition of shares acquired under an option, except that CyberOptics may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

The grant of a restricted stock unit also is not expected to result in taxable income to the recipient on the date of grant. When a restricted stock unit vests and shares of our Common Stock are delivered to the holder, the holder is required to recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock received on the date the shares vest and are received, and CyberOptics will be entitled to a tax deduction in a corresponding amount.

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Employee Plan or the various forms of award that may be granted under the Employee Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Employee Plan. CyberOptics strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them.

The affirmative vote of the holders of a majority of the Common Stock represented at the meeting is required to approve the amendments to the Employee Plan. Our Board recommends a vote FOR the amendments to the Employee Plan as described above.

EXECUTIVE COMPENSATION

Information about Our Executive Officers

We describe in this section the compensation paid to our two current executive officers, Dr. Kulkarni and Jeffrey A. Bertelsen, our Vice President—Finance, Chief Financial Officer, Chief Operating Officer and Secretary.

Dr. Subodh Kulkarni, our President and Chief Executive Officer, serves on our Board of Directors and his background and business experience are described above under the heading “Proposal 1—Election of Directors.”

Jeffrey A. Bertelsen, 59, joined CyberOptics as Vice President—Finance and Chief Financial Officer in 2005. On February 21, 2014, Mr. Bertelsen was appointed Chief Operating Officer, and also retained his positions as Vice President—Finance and Chief Financial Officer. Mr. Bertelsen also was appointed Secretary in February 2016. Before joining CyberOptics, Mr. Bertelsen held various positions with Computer Network Technology Corporation, a provider of storage networking equipment and solutions (“CNT”), most recently as Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary. Prior to joining CNT, Mr. Bertelsen was a Certified Public Accountant with KPMG LLP.

Executive Compensation

The Compensation Committee of the Board of Directors is comprised of three members, Cheryl Beranek (Chair), Michael M. Selzer, Jr. and Dr. Vivek Mohindra, each of whom is an independent director under applicable Nasdaq listing standards.

The Compensation Committee oversees the Board’s responsibilities relating to the compensation of our executive officers. In discharging this responsibility, the Compensation Committee evaluates and approves the compensation plans and programs in which our executive officers participate.

Our Compensation Committee is responsible for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, including base salaries, annual cash incentive compensation, long-term incentive compensation in the form of stock option grants and awards of restricted stock units, and other forms of compensation. The Compensation Committee also administers our stock-based incentive compensation plans.

Compensation Process. As part of its process for determining the compensation for Dr. Kulkarni and Mr. Bertelsen, the Compensation Committee reviews competitive market data. The Compensation Committee reviews published compensation surveys, and may evaluate publicly disclosed compensation information from peer group companies. The Compensation Committee uses the published compensation data to compare the compensation of each of our executive officers to the compensation of their counterparts in similar positions within a peer group of public companies having a market capitalization or annual revenues similar to our market capitalization or annual revenues. In making its compensation decisions, the Compensation Committee does not make comparisons with a specific fixed group of peer group companies. The Compensation Committee does not attempt to conform compensation for our executives to specific levels or exact benchmarks contained in published compensation surveys. The Compensation Committee refers to the published compensation surveys as background information regarding competitive pay levels and also considers other factors discussed below when making its compensation decisions. In determining the amount of compensation for our executive officers, the Compensation Committee considers the value of each item of compensation, both separately and in the aggregate. The Compensation Committee also considers a variety of other factors, including the following: the executive officer’s position within the Company and the level of responsibility and skills required by the executive officer’s position; the executive officer’s qualifications; the performance of the Company; individual performance of the executive officer; current and historical compensation levels; the executive officer’s length of service with the Company; and other considerations the Compensation Committee deems relevant. The Compensation Committee does not use the services of a compensation consultant.

The Compensation Committee also considers the recommendations of Dr. Kulkarni when considering the compensation for Mr. Bertelsen. In setting compensation, the Compensation Committee also considers, among other factors, the tax consequences to the Company and its executive officers, the accounting consequences to the Company and the impact on shareholder dilution. The Compensation Committee does not assign a specific weight to these factors, and none of these factors by itself will compel a particular compensation decision. Instead, this information is used generally by the Compensation Committee to help inform its decision-making process. The decisions made by the Compensation Committee include subjective factors and are made in the exercise of the Compensation Committee’s independent business judgment.

Principal Elements of Executive Compensation. Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, to reward business results and individual performance, and, most importantly, to maximize shareholder returns. Our compensation program for our executive officers is highly incentive-based and competitive in the marketplace, with the performance of the Company determining a significant portion of total compensation. Compensation for Dr. Kulkarni and Mr. Bertelsen consists of the following elements:

●	Base salary and employee benefits;

●	Annual cash incentive compensation; and

●	Long-term equity-based incentive compensation.

In addition, our compensation program for our two executive officers also includes certain change in control severance agreements and other severance arrangements, which are described in more detail below under the heading “Change in Control and Post-Termination Employment and Severance Arrangements.”

Base Salaries. The Compensation Committee’s determination regarding the base salaries of Dr. Kulkarni and Mr. Bertelsen are based on a number of factors, including the following: the executive’s level of responsibility within the Company; experience level and prior experience; base salary for the prior year; competitive market data; the skills required for the position; length of service with the Company; past individual performance; performance of the Company; and other considerations the Compensation Committee deems relevant.

In December 2020, the Compensation Committee reviewed and increased the base salaries of our two executive officers for 2021. Salary increases for Dr. Kulkarni and Mr. Bertelsen were based on a combination of merit increases and market rate adjustments to align their base salaries with similarly situated executives in comparable public companies. Base salaries for our executive officers in 2021 and 2020 were as follows:

Name	2021	2020
Dr. Kulkarni	$424,500	$412,000
Mr. Bertelsen	$271,000	$263,000

Annual Cash Incentive Compensation. The Compensation Committee established a cash incentive bonus program for Dr. Kulkarni and Mr. Bertelsen for 2021 that was initially formulated in December 2020 and finalized in February 2021. The cash incentive plan was designed to reward Dr. Kulkarni and Mr. Bertelsen for the achievement of key financial targets for 2021 consisting of revenue, gross profit and operating profit, with target levels for each reflecting growth over the prior year. The Compensation Committee believed achievement of these targets would significantly increase shareholder value.

The weighting of each component for 2021 was as follows: revenue (50%); gross profit (25%); and operating profit (25%). Minimum, target and maximum bonus opportunities under the program were determined by reference to a percentage of the executive officer’s base salary. These threshold, target and maximum bonus levels are consistent with the levels established in previous years by the Compensation Committee and were appropriate based on a subjective assessment of the executive officer’s position and ability to directly impact our performance. The bonus levels also reflected the Compensation Committee’s subjective assessment of general compensation practices in the marketplace.

The 2021 annual cash incentive bonus plan provided that Dr. Kulkarni could earn up to 69.14% of his base salary (i.e., $293,500), if our performance was at the target level and Mr. Bertelsen could earn up to 48.71% of his base salary (i.e., $132,000), if our performance was at the target level.

The table below sets forth the possible payouts to Dr. Kulkarni and Mr. Bertelsen, as a percentage of salary, at threshold performance, target performance and maximum performance levels with respect to financial goals that were established in December 2020 and that were actually achieved for 2021.

	Financial Goals
	Threshold[1]	Target[2]	Maximum[3]	Payout[5]
Dr. Kulkarni[4]
Revenue	6.91%	34.56%	69.14%	69.14%
Gross Profit	3.46%	17.29%	34.57%	34.57%
Operating Profit	3.46%	17.29%	34.57%	34.57%
	13.83%	69.14%	138.28%	138.28%

Mr. Bertelsen[4]
Revenue	4.86%	24.35%	48.72%	48.72%
Gross Profit	2.44%	12.18%	24.35%	24.35%
Operating Profit	2.44%	12.18%	24.35%	24.35%
	9.74%	48.71%	97.42%	97.42%

(1)	Threshold was set at revenue of $70.5 million, gross profit of $30.8 million and operating profit of $4.4 million.

(2)	Target was set at revenue of $76.5 million, gross profit of $34.0 million and operating profit of $6.4 million.

(3)	Maximum was set at revenue of $85.5 million, gross profit of $37.2 million and operating profit of $8.4 million.

(4)	The maximum bonus payable to Dr. Kulkarni was 138.28% of base salary and to Mr. Bertelsen was 97.42% of base salary.

(5)	The actual bonus payable to Dr. Kulkarni and Mr. Bertelsen was equal to 200.0% of their bonus target which was equal to the maximum bonus payable to each under the plan.

Dr. Kulkarni earned a bonus under our executive incentive compensation plan for 2021 equal to 138.28% of his base salary or $587,000.  Mr. Bertelsen earned a bonus under our executive incentive compensation plan for 2021 equal to 97.42% of his salary or $264,000.

Long-Term Equity Incentive Compensation. We believe that equity incentive compensation is an important part of our overall compensation program. Through the grant of stock options and restricted stock units, we seek to align the long-term interests of our executives with the long-term interests of our shareholders by creating a strong and direct linkage between compensation and long-term shareholder return. When our executives deliver positive returns to our shareholders in the form of increases in the price of our Common Stock, stock options and restricted stock units allow our executives to share in these positive returns. In addition, although we do not have any stock retention or stock ownership guidelines, our executive officers are encouraged to retain their shares of Common Stock in order to align their interests with the interests of our shareholders.

Unless the market price of the Common Stock increases after stock option grants are made, the stock options provide no value to our executive officers. A stock option becomes valuable only if the Common Stock price increases above the option exercise price and the executive officer holding the option remains employed by the Company during the period required for the option to “vest.” As a result, stock options provide an incentive for our executive officers to remain employed by us and to increase the value of our common stock.

We typically grant stock options and restricted stock units to key employees, including our executive officers, in December of each year. All of the stock options held by our executives and other employees have been granted under the 1998 Stock Incentive Plan. Although the Compensation Committee has authority to issue options, restricted stock, restricted stock units, share grants and other share-based awards under the 1998 Stock Incentive Plan, only stock options and restricted stock units have been granted to date. In the future we may consider granting performance-based awards. Options granted have an option price per share equal to the market value of the Common Stock on the date of grant, vest over a four-year period and expire seven years after the date of grant. Restricted stock units vest over a four-year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

In determining the size of the long-term equity incentive awards granted to our executive officers, the Compensation Committee considers a number of factors, including the following: published compensation surveys comparing each executive officer’s equity-based compensation to the equity-based compensation of his counterparts within a peer group of similarly sized public companies; the executive officer’s position with the Company and the level of responsibility, skills and experiences required by the executive officer’s position; individual performance of the executive officer; the executive officer’s length of service with the Company; and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies between Dr. Kulkarni and Mr. Bertelsen at the Compensation Committee’s discretion.

The stock options and restricted stock units granted to each of our executive officers in December 2021 had an aggregate fair value as follows:

Name	Aggregate Fair Value of Restricted Stock Units(1)	Aggregate Fair Value of Stock Options(1)
Dr. Kulkarni	$193,050	$208,513
Mr. Bertelsen	$85,800	$88,392

(1)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options and the market price of our Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2021 Form 10-K Report for a description of the determination of grant date fair value for stock options.

All Other Compensation. We do not maintain a pension plan and do not provide our executive officers with a non-qualified deferred compensation plan. The benefits received by our executive officers are the same as benefits offered to our other employees, including eligibility to participate in our 401(k) plan, the ESPP, and our health, dental and life insurance programs. We have historically matched employee contributions of up to 6% of the employee’s annual compensation to our 401(k) plan in an amount equal to 50%. Participation in the ESPP is available to eligible U.S. employees. Under terms of the ESPP, eligible employees may designate from 1% to 10% of their compensation to be withheld through payroll deductions, up to a maximum of $6,500 in each plan year. The amounts deducted are used to purchase Common Stock at 85% of the lower of the market price on the first or last day of the annual offering period.

Change in Control and Post-Termination Employment and Severance Arrangements. Dr. Kulkarni has an employment agreement with the Company. All of our other U.S.-based employees are employed at will and do not have employment agreements. However, we have entered into a written severance agreement with Mr. Bertelsen, which provides for certain cash and other benefits upon the termination of Mr. Bertelsen’s employment with us under certain circumstances as described below.

Dr. Kulkarni’s employment agreement provides for participation in our annual cash bonus plan at a level of 50% of salary if target performance is achieved, for a severance payment of one times salary if his employment is terminated without “cause” (as defined below), and for a severance payment of two times his salary if his employment is terminated without cause within one year after a “change of control” of the Company (as defined below) or by Dr. Kulkarni for good reason during this period. Also, the vesting of the restricted stock units and stock options Dr. Kulkarni holds will be accelerated, if the Company or its successor terminates his employment without cause or if he terminates his employment with good reason, within two years after a change of control. In addition, under this employment agreement, Dr. Kulkarni would be entitled to receive compensation for accrued but unused vacation if his employment is terminated without cause or if he resigns for good reason. Dr. Kulkarni has agreed in the employment agreement to assign to us any intellectual property he develops while he is an employee of the Company and to refrain from competing with us, or from soliciting our employees, for a period of one year after his employment terminates.

Under our severance agreement with Mr. Bertelsen, the Company would be obligated to pay him one times his annual compensation (determined by averaging his annual compensation over the three-year period preceding the date of his termination of employment) and accelerate the vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control. Also, under the severance agreement, Mr. Bertelsen would be entitled to receive compensation for accrued but unused vacation if his employment is terminated without cause or he resigns for good reason after a change of control of the Company.

For purposes of these agreements “cause” is defined as the executive officer’s willful misconduct or his failure to perform the services assigned to him, and “good reason” is defined as the failure of the Company to assign the executive officer responsibilities comparable to his existing responsibilities, a relocation of the Company’s offices by more than 50 miles, or a reduction in his compensation. A “change of control” is defined as any of the following: a public announcement that any person or persons acting in concert have acquired 40% of the Common Stock; a change of control required to be reported under the proxy rules; a change in a majority of our directors, other than by succession; shareholder approval of a merger or consolidation of the Company, or a sale of substantially all of our assets; or a decision of our directors that a change of control has occurred.

We believe our change in control arrangements are an important retention tool that mitigate some of the risk that exists for executives working for a small publicly held company. The Compensation Committee believes the change in control provisions of Dr. Kulkarni’s employment agreement and Mr. Bertelsen’s severance agreement are consistent with the provisions and benefit levels of other similarly sized public companies in our industry.

The following table describes (a) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2021, if the termination was not in connection with a change in control and (b) the potential payments to each of Dr. Kulkarni and Mr. Bertelsen upon termination of his employment on December 31, 2021 either in connection with or within 24 months following a change in control:

Name	Executive Benefits and Payments	Involuntary Not-for- Cause Termination Not in Connection with a Change of Control	Involuntary Not-For- Cause or Good Reason Termination in Connection with a Change of Control
Dr. Kulkarni	Base salary (2)	$424,500	$849,000

	Accrued vacation (3)	$48,981	$48,981

	Acceleration of restricted stock units and stock options (1)	$—	$1,468,062

Mr. Bertelsen	Average annual compensation (4)	$—	$422,309

	Accrued vacation (3)	$27,100	$27,100

	Acceleration of restricted stock units and stock options (1)	$—	$654,112

(1)	The value of unvested restricted stock units represents the number of unvested units multiplied by the closing sales price of our Common Stock on December 31, 2021 (i.e., $46.50). The value of unvested stock options is based on their intrinsic value, as determined by multiplying (a) the number of shares of Common Stock subject to the option that was unvested, by (b) the excess, if any, of the closing sale price of our Common Stock on December 31, 2021 over the exercise price of the option.

(2)	Dr. Kulkarni is entitled to a severance payment equal to one times his salary if his employment is terminated without cause. Dr. Kulkarni is entitled to a severance payment equal to two times his salary if his employment is terminated by the Company or a successor company within one year after a change of control without cause or by Dr. Kulkarni for good reason. Amounts in the table are based on Dr. Kulkarni’s salary as of December 31, 2021. Dr. Kulkarni is entitled to accelerated vesting of the restricted stock units and stock options he holds, if the Company or its successor terminates his employment without cause or he terminates his employment with good reason, within two years after a change of control.

(3)	Dr. Kulkarni and Mr. Bertelsen are entitled to any accrued and unused vacation upon termination of employment. The amounts in the table represent the value of accrued vacation at December 31, 2021.

(4)	Mr. Bertelsen is entitled to a severance payment equal to one times his annual compensation (determined by averaging the compensation he received during the three-year period preceding his termination of employment), and to accelerated vesting of the restricted stock units and stock options he holds, if the Company terminates his employment without cause or if he terminates his employment with good reason, within two years after a change of control. Amounts in the table represent average base salary and annual incentive compensation during the three-year period from 2019 to 2021.

Accounting and Tax Considerations. Section 162(m) of the Code sets a limit of $1,000,000 on the amount we can deduct for compensation paid to our “covered employees.” Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) has not counted toward the $1,000,000 limit. However, the Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017 and generally became effective for taxable years beginning after December 31, 2017, makes a number of changes to Section 162(m), including the repeal of the “qualified performance-based compensation” exemption and the expansion of the definition of “covered employees” (e.g., by including the chief financial officer as a covered employee).

We consider the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of our broader compensation objectives and overall compensation philosophy. The Compensation Committee reserves the right to design and implement programs even where the compensation paid under such programs may not be deductible.

The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of the Company and our shareholders.

Summary Compensation Table

The following table summarizes, for 2021 and 2020, the total compensation that we paid to or accrued for our executive officers. The value of the stock awards and option awards reflected in the table represent the grant date fair value of the awards. No discretionary bonuses were paid in the years presented.

	Year	Salary	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Compensation[2]	All Other Compen- sation[3]	Total
Dr. Kulkarni
President and Chief	2021	$424,500	$193,050	$208,513	$587,000	$9,216	$1,422,279
Executive Officer	2020	$412,000	$189,744	$198,387	$476,323	$9,086	$1,285,540

Mr. Bertelsen
Vice President-Finance,	2021	$271,000	$85,800	$88,392	$264,000	$9,194	$718,386
Chief Financial Officer,	2020	$263,000	$84,960	$88,830	$213,928	$8,662	$659,380
Chief Operating Officer and Secretary

(1)	Represents the grant date fair value as determined using the Black-Scholes valuation model for stock options, and the market value of our Common Stock on the date of grant for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to the 2021 Form 10-K Report for a description of the calculation of grant date fair value.

(2)	Payment for performance under our annual cash incentive bonus plan. See “Executive Compensation—Principal Elements of Executive Compensation—Annual Cash Incentive Compensation.”

(3)	Consists of contributions by the Company to our 401(k) plan and payment of life insurance premiums under our standard life insurance program available to all employees.

Outstanding Equity Awards

The following table lists the options and restricted stock units held by Dr. Kulkarni and Mr. Bertelsen at December 31, 2021. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares subject to the options on the first four anniversaries of the date of grant and expire seven years from the date of grant. Restricted stock units vest over a four-year period and entitle the executive officers holding the restricted stock units to one share of Common Stock for each restricted stock unit.

	Option Awards				Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]

Dr. Kulkarni	55,000	—	7.18	12/11/22
	12,000	—	26.40	12/9/23
	20,000	—	15.40	12/8/24
	13,125	4,375[2]	19.46	12/7/25
	11,000	11,000[3]	16.23	12/6/26
	3,350	10,050[4]	28.32	12/4/27
	—	9,200[5]	42.90	12/3/28
					2,200[2]	102,300
					5,500[3]	255,750
					5,025[4]	233,663
					4,500[5]	209,250

Mr. Bertelsen	26,000	—	7.18	12/11/22
	5,500	—	26.40	12/9/23
	9,200	—	15.40	12/8/24
	5,550	1,850[2]	19.46	12/7/25
	5,000	5,000[3]	16.23	12/6/26
	1,500	4,500[4]	28.32	12/4/27
	—	3,900[5]	42.90	12/3/28
					925[2]	43,013
					2,500[3]	116,250
					2,250[4]	104,625
					2,000[5]	93,000

(1)	Based on the closing price of the Common Stock of $46.50 per share on December 31, 2021.

(2)	These options or restricted stock units vest on December 7, 2022.

(3)	These options or restricted stock units vest with respect to 50% of the shares subject thereto on December 6, 2022 and 2023.

(4)	These options or restricted stock units vest with respect to 33% of the shares subject thereto on December 4, 2022, 2023 and 2024.

(5)	These options or restricted stock units vest with respect to 25% of the shares subject thereto on December 3, 2022, 2023, 2024 and 2025.

Equity Compensation Plan Information

The following table describes shares of our common stock that are available as of December 31, 2021 for purchase under outstanding stock-based awards, or reserved for issuance under stock-based awards or other rights that may be granted in the future, under our equity compensation plans:

Equity compensation plans approved by security holders	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
Employee Stock Incentive Plan[1]	397,726	$18.14	87,507
Non-Employee Director Stock Plan	8,000	16.97	36,000
Employee Stock Purchase Plan[2]	N/A	N/A	129,411
Total	405,726	$18.11	252,918

(1) - In addition to stock options, shares of Common Stock may be received by employees pursuant to stock appreciation rights, restricted stock and restricted stock unit awards, performance awards and dividend equivalents.

(2) - Shares are issued based on an employee’s election to participate in the Employee Stock Purchase Plan.

PROPOSAL 3—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail under the heading “Executive Compensation” in this Proxy Statement, the compensation we pay our executive officers in large part reflects our financial results. Our Board selects base salary levels for executive officers appropriate to compensate them relative to executive officers of our peer group companies, and establishes a cash incentive bonus program for all management employees that has historically been based primarily upon our revenue, gross profit and operating profit. The Compensation Committee grants long-term equity-based awards designed to align executive officer compensation with the value of our Common Stock. Our Board believes these compensation policies achieve the objective of aligning compensation with Company performance and the interests of our shareholders. Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our executive officers by adopting the following resolution:

RESOLVED, that the shareholders approve the compensation of our executive officers as described in the Summary Compensation Table, the other executive compensation tables and the related disclosure contained in this Proxy Statement.

Our Board of Directors recommends a vote “FOR” this resolution. The affirmative vote of the holders of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for approval of this proposal. Proxies solicited by the Board of Directors, unless otherwise directed, will be voted in favor of this proposal. Your vote is advisory and will not be binding upon our Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. We currently hold an advisory vote on the compensation of named executive officers annually. Accordingly, the next such advisory vote is expected to occur at the 2023 Annual Meeting.

BENEFICIAL OWNERSHIP

The following table provides information at March 11, 2022 about the ownership of our Common Stock by each person known to us to beneficially own 5% or more of our Common Stock, by each current director and director nominee, by each executive officer, and by all our executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
AIGH Capital Management, LLC[2] 6006 Berkeley Avenue, Baltimore, MD 21209	509,917	6.9%

Royce & Associates[3] 745 Fifth Avenue, New York, NY 10151	412,400	5.6%

Jeffrey A. Bertelsen	169,351	2.3%

Craig D. Gates	20,000	*

Dr. Subodh Kulkarni	251,341	3.3%

Michael M. Selzer, Jr.	12,478	*

Dr. Vivek Mohindra	8,000	*

Cheryl Beranek	4,000	*

Dr. Cordell Hardy	—	*

All executive officers and directors as a group (seven persons)	465,170	6.1%

*	Less than 1%

(1)	Includes 52,750 shares for Mr. Bertelsen, 4,000 shares for Mr. Gates, 114,475 shares for Dr. Kulkarni, and 171,225 shares for all officers and directors as a group that may be acquired upon exercise of options exercisable within 60 days of March 11, 2022.

(2)	Based on a Schedule 13G filed on February 11, 2022. Represents shares collectively owned by AIGH Capital Management, LLC, as an advisor or sub-advisor with respect to shares held by AIGH Investment Partners, LP and WVP Emerging Manager Onshore Fund, LLC, and AIGH Investment Partners, LLC and Mr. Orin Hirschman.

(3)	Based on a Schedule 13G filed on January 14, 2022. Represents shares owned by one or more registered investment companies or other managed accounts that are investment management clients of Royce & Associates, LP, an indirect majority owned subsidiary of Franklin Resources, Inc.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter, which can be viewed on our website located at www.cyberoptics.com. Management is responsible for our consolidated financial statements and financial reporting process, including designing and maintaining an effective system of internal control over financial reporting. BDO USA, LLP, our independent registered public accounting firm (“BDO”), is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion as to their conformity with accounting standards generally accepted in the United States (“GAAP”). We are not required to have, nor did we engage BDO to perform, an audit of the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In exercising this responsibility, the Audit Committee has met and held discussions with management and BDO. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed with management and BDO the consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting. The Audit Committee discussed with BDO matters required to be discussed under applicable auditing standards. BDO also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (U.S.) regarding BDO’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees disclosed below and discussed with BDO that firm’s independence.

Based upon the Audit Committee’s discussion with management and BDO and the Audit Committee’s review of the representations of management and the report of BDO, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Members of the Audit Committee

Craig D. Gates
Michael M. Selzer Jr.
Cheryl Beranek

INDEPENDENT ACCOUNTANTS AND PAYMENT OF FEES

The Audit Committee approved the engagement of BDO as the Company’s independent registered public accounting firm for the Company’s years ended December 31, 2021 and December 31, 2020.

The following is a summary of the fees billed to us by BDO for professional services rendered for the years ended December 31, 2021, and December 31, 2020, respectively:

Fee Category	2021 Fees	2020 Fees
Audit Fees	$275,000	$250,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$275,000	$250,000

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in our financial statements and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees consist of fees for products and services other than the services described above. None of such fees were incurred by the Company in 2021 or 2020.

It is our policy to present to the Audit Committee proposals from our independent registered public accounting firm for all audit services and permissible non-audit services prior to engagement. Our audit committee approved 100% of the fees billed to us by our independent registered public accounting firm in 2021 and 2020.

PROPOSAL 4—RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of BDO USA, LLP as our independent registered public accounting firm for the year ended December 31, 2022, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CyberOptics and its shareholders.

Representatives of BDO will be present at the 2022 Annual Meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting on this item of business is required for the approval of the proposal. The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for the year ended December 31, 2022. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s Annual Meeting of Shareholders, our Secretary must receive the proposal by December 5, 2022. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company) to: Mr. Jeffrey Bertelsen, Secretary, CyberOptics Corporation, 5900 Golden Hills Drive, Minneapolis, Minnesota 55416. Such proposals must comply with the Securities and Exchange Commission’s regulations regarding the inclusion of shareholder proposals in Company sponsored proxy materials, such as the shareholder continuing to own a minimum number of shares until the Annual Meeting of Shareholders and appearing in person or through an authorized representative at the meeting to present the proposal.

Alternatively, shareholders intending to present a proposal at next year’s Annual Meeting of Shareholders without having it included in the Company’s Proxy Statement or who intend to nominate a director must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the shareholder no later than the close of business on February 11, 2023. The notice must contain the information required by our Bylaws.

Proposals received by the Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at next year’s Annual Meeting of Shareholders. Our management will use discretionary authority to vote against any shareholder proposal or director nominee not made by management and presented at the 2023 annual meeting in any of the following circumstances: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address set forth above by February 11, 2023; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be acted upon at the 2022 Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy card will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Bertelsen
Secretary
Dated: April 4, 2022

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/cybe Use the Internet to vote your proxy.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 11, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.
1.	Election of directors:	01	Craig D. Gates	04	Cheryl Beranek	☐	Vote FOR	☐	Vote WITHHELD
		02	Dr. Subodh Kulkarni	05	Dr. Cordell Hardy		all nominees		from all nominees
		03	Dr. Vivek Mohindra				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve amendments to the 1998 Stock Incentive Plan, as amended.	☐ For	☐ Against	☐ Abstain

3.	To approve compensation to our executive officers (nonbinding).	☐ For	☐ Against	☐ Abstain

4.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm.	☐ For	☐ Against	☐ Abstain

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

CYBEROPTICS CORPORATION

2022 ANNUAL SHAREHOLDERS MEETING

May 12, 2022 3:00 p.m.

To register for the virtual meeting, please follow the instructions below:

●	Visit register.proxypush.com/cybe on your smartphone, tablet or computer.

●	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

●	After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 12, 2022 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.